Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into by and between Lee A. Northcutt (“Executive”) and Colony Bank, a Georgia bank (the “Bank”) (each a “Party” and collectively the “Parties”). In consideration of the mutual promises below, Executive and the Bank agree that:

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Bank and Executive agree as follows:

1.            Termination of Employment

Executive’s employment with the Bank terminated effective May 17, 2019 (the “Termination Date”). Executive acknowledges and agrees that, with the exception of the Separation Pay described below, he has been paid all wages, other compensation and accrued benefits through the date of execution of this Agreement and that the Bank owes him no further compensation or other amounts except for the Separation Pay specified below. The parties agree that the Bank has paid Executive for all time worked and owes no additional amounts to Executive for wages, back pay, severance pay, overtime, commissions, severance plan benefits, bonuses, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason, except as specifically set forth below. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Bank or any of the other Releasees arising out of their employment relationship, the termination of employment, relating to any applicable severance plan or arrangement or relating to any other matter. Employee acknowledges that he has received notification of his insurance continuation rights under COBRA. In connection with the termination of employment, Executive acknowledges that he served in a management role with the Bank through the Termination Date. In addition, Executive agrees not to seek employment with the Bank or any of its affiliates at any time and waives any right to employment with the Bank or any of its affiliates. Executive also agrees that any denial of employment by the Bank or any of its affiliates is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Executive.

2.            Severance Pay

In consideration of Executive’s promises, obligations, and the General Release and the Covenant Not to Sue contained in this Agreement, the Bank will undertake the following (the “Severance”): pay to Executive Eighty-Six Thousand, Two Hundred and Fifty Dollars ($86,250.00), less withholding for taxes and other appropriate items (the “Severance Pay”), representing approximately six (6) month of Executive’s base salary, payable in a lump sum on or about the first regular payroll date that is at least five (5) business days after both Executive’s delivery of an executed original of this Agreement to the Bank and the expiration of the seven (7) day revocation period following his execution of this Agreement.

Executive and the Bank acknowledge and agree that these agreements and amounts have been negotiated and agreed upon voluntarily by both parties and shall inure to the benefit of any predecessor, successor, parent, subsidiary, joint venture, or other affiliate company of the Bank. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay and benefits that the Bank might otherwise have owed to Executive by contract or law and that they constitute good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement.

3.            General Release of All Claims and Potential Claims against Employer.

In consideration of the payments made to him by the Bank and the promises contained in this Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Bank, its successors, predecessors, subsidiaries, parent corporations, assigns, joint ventures, and affiliated banks and companies and their respective agents, legal representatives, shareholders, owners, attorneys, employees, officers and directors (the “Releasees”) from ANY AND ALL CLAIMS, LIABILITIES, CONTRACTS, DEMANDS AND CAUSES OF ACTION, whether known or unknown, fixed or contingent, that he may have or claim to have against the Bank for any reason as of the date of execution of this Agreement. This General Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans, compensation plans, and contracts, and claims growing out of any legal restrictions on the Bank’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law.

Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended(to the extent permitted to be released pursuant to applicable law), 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, as amended, 29 U.S.C. § 2001, et seq., all Texas laws, all other state and federal code sections and legal principles and the state and federal worker’s compensation laws. Executive further agrees that if anyone (including, but not limited to, Executive, the Equal Employment Opportunity Commission (“EEOC”) or any other Government Agency (as defined below) makes a claim or undertakes an investigation involving Executive in any way, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation. Executive further agrees that, in the event that he is awarded any amount in any litigation or administrative action against any Releasee, or any settlement of any claim, all amounts paid to him or his attorney under this Agreement shall be offset against any such award.

4.            Representation and Covenant Not to Sue.

As a material inducement for the Bank to enter into this Agreement, Executive warrants that he does not have any complaint, claim or action pending against the Bank and/or any of the Releases before any federal, state or local court or agency. Except to the extent that applicable law requires that Executive be allowed to file a charge with the EEOC or another government agency, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim that is released in the General Release above or that otherwise is based on facts that occurred prior to, or that exist as of, the time he executes this Agreement against any of the Releasees. Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, Executive understands that he is releasing all claims that he may have, as well as his right to recover monetary damages, except as otherwise required by law, or obtain other relief that is personal to Executive in connection with any charge or complaint that may be filed with any Government Agency relating to Executive’s employment with the Bank.

5.            Return of Materials.

In further consideration of the promises and payments made by the Bank hereunder, Executive agrees to return immediately, and before receiving payment under this Agreement, all documents, materials and other things in his possession or control relating to the Bank, or that have been in his possession or control at the time of or since the termination of his employment with the Bank, without retaining or providing to others any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Such documents, materials and other things shall include, without limitation, all product specifications, loan documents, loan information, borrower information, deposit information, contracts, product and service lists, computer equipment, computer software, computer data, databases, website sign in codes, other information compilations, pricing information, financial information, information regarding legal issues, product supply information, financing information, vendor information, customer identify information, customer status and financial information, product development information, source code information, object code information, human resources information, information about other employees, marketing materials and other documents, materials and things related to the Bank, its customers, its employees, its business partners or its products, and security access badges, any credit or phone cards provided by or through the Bank, and any equipment (including, but not limited to, cell phones, pagers, laptops, tablets or other personal computing devices, and/or other computers) that were issued by or are owned by the Bank.

6.            Confidentiality and Restrictive Covenants.

A.     Executive promises that he has not and will not disclose or publish, verbally, in writing, or otherwise, to any person or entity of any kind the fact of the making of this Agreement, the negotiations leading up to the making of this Agreement, the amount of consideration passing pursuant to this Agreement, or any other term or condition of this Agreement or the subject compromise; provided, however, that Executive may provide, to the degree necessary to obtain competent advice, the amount and terms of this settlement agreement to his accountants, tax advisors, financial planners and lawyers, and he may disclose the amount and terms of this settlement to his spouse, but only in the event that they sign agreements agreeing to keep the information confidential and to be bound by the terms of this Section. In addition, Executive agrees that he shall not, except to the extent required by federal or state law, make any negative, harmful, false, disparaging or derogatory statements regarding either the Bank or any of the other Releasees.

B.     In further consideration of the promises and payments made by the Bank hereunder, Executive agrees that he will not, for as long as such information fits the definition of Trade Secret or Confidential Information, use for her own benefit or the benefit of anyone other than the Bank, and will not divulge or otherwise disclose to anyone other than the Bank, directly or indirectly, any Confidential Information or Trade Secrets. For purposes of this Agreement, “Trade Secrets” refers to information, without regard to form, that fits within the definition of “trade secrets” in the Georgia Trade Secrets Act. For purposes of this Agreement, “Confidential Information” refers to information or data of the Bank that, whether or not a Trade Secret, is not generally known to the public and that the Bank desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, security information, information relating to the Bank loans or borrowers, customer identity or contact information, contracts, concepts, ideas, business lists, business and strategic plans, financial data, accounting procedures, models, trade secrets, source code, data, databases, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, regulatory information, pricing and financial information related to the Bank, its members, and suppliers, and any information marked “Confidential” by the Bank, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) the Bank has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, or (iii) otherwise enters the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.

C.     Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Bank to make any such reports or disclosures and shall not be required to notify the Bank that Executive has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

D.     Noncompetition. For a period of three (3) months immediately following the Termination Date, Executive shall not, on behalf of himself or any other person or entity except the Bank, directly or indirectly, either as proprietor, stockholder, partner, officer, director, consultant, employee or otherwise, engage in any business that sells products or provides services similar to those sold, or provided by the Bank (including, without limitation, banking, mortgage, lending or financing, and services or any other related products marketed by the Bank) (“Competing Business Activities”) within the geographic area in which the Bank is conducting business as of the Termination Date, which includes, without limitation, the geographic area comprised of the twenty-five (25) mile radius surrounding the Bank’s headquarters or any branch of the Bank.

E.     Non-Solicitation of Customers and Business. For a period of six (6) months immediately following the Termination Date, Executive shall not take any actions, directly or indirectly, to solicit or attempt to solicit, or to assist or aid any other person or entity in soliciting or attempting to solicit, for the purpose of selling or providing any Competing Business Activities, any Bank customer, prospect, or vendor with whom the Bank had a customer or vendor relationship during Executive’s last year of employment with the Bank and with whom Executive had material contact or about whom the Executive obtained Confidential Information through Executive’s employment with the Bank.

F.     Non-Recruitment of Employees. For a period of six (6) months immediately following the Termination Date, Executive shall not, directly or indirectly, whether on his own behalf or to assist or aid any other person or entity, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any employee or independent contractor of the Bank to terminate his/her employment or other relationship with the Bank or to enter into employment or any other kind of business relationship with Executive or any other person or entity.

G.     Enforcement and Modification of Restrictive Covenants. Executive and the Bank agree that the Executive’s breach of any of the covenants in this Section will result in irreparable harm to the Bank, that no adequate remedy at law is available, and that the Bank shall, in addition to any damages or other relief, be entitled to injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce such covenants; provided, however, nothing herein shall prevent the Bank from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction find any of the covenants set forth in this Section to be overbroad or otherwise unenforceable, Executive and the Bank agree that court should modify or reform such covenant to render it enforceable to the maximum extent possible. If any provision of this Agreement is ultimately held by a court of competent jurisdiction to be invalid, the Bank and Executive agree that the invalidity of such provision shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

7.            Cooperation.

In further consideration of the promises and payments made by the Bank hereunder, Executive shall cooperate with and assist the Bank by providing information relevant to matters as to which he gained knowledge while employed by the Bank and/or its predecessors, and that, upon reasonable notice from the Bank and at reasonable times and places, he will meet with the Bank's attorneys and other representatives, appear at hearings, depositions, trials and other proceedings relating to such matters. The Bank shall reimburse Executive for all reasonable and necessary out-of-pocket expenses reasonably necessitated by his cooperation hereunder.

8.            Acknowledgment.

The Bank hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Bank has advised him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has read this Agreement and Release carefully and that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive also acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing (the “Review Period”) and that he is signing this Agreement voluntarily, fully intending to release the Bank and all other Releasees from all claims. Executive acknowledges and agrees that if he signs this Agreement before the end of the Review Period, he is knowingly, freely and voluntarily waiving the remainder of the Review Period without any encouragement or coercion from the Bank.

9.            Effective Time and Revocation.

This Agreement shall be effective and enforceable only if executed on or after the Termination Date. This Agreement shall become effective and enforceable at twelve o’clock (12:00) midnight on the seventh (7th) full calendar day immediately following the date of execution of this Agreement, so long as the date of execution is on or after the Termination Date (the “Effective Time”) and Executive may revoke the Agreement at will prior to that time by giving written notice of the revocation to the Bank. For such a revocation by Executive to be effective, it must be received by the Bank’s Chief Administrative Officer, Kimberly Dockery, at 115 S. Grant Street, Fitzgerald, GA 31750, prior to the Effective Time. Executive agrees that, if he revokes the Agreement prior to that time, he will return to the Bank any and all payments already received pursuant to this Agreement. The Agreement may not be revoked after that time. Executive also agrees that if he ever attempts to rescind, revoke or annul this Agreement after the seven-day revocation period (other than with respect solely to making a claim under the ADEA) or if he attempts at any time to make, assert or prosecute any claim(s), other than claims pursuant to the ADEA, covered by the General Release or the Covenant Not To Sue contained in Paragraph 3 or 4 above, he will first return to the Bank any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and, except with respect to claims under the ADEA, he will pay the Bank’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.

10.          Severability and No Presumption against Drafter.

If any provision or covenant, or any part thereof, of this Agreement, except Executive’s General Release set forth in Section 3 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. If the General Release is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to the Bank. This Agreement has been drafted through a cooperative effort of both Parties, and neither Party shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

11.          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, except the choice of law provisions thereof.

12.          No Admission.

Both Parties agree that nothing in this Agreement is to be construed as evidence or admission of liability or of any unlawful actions on the part of either Party.

13.          Signatures.

This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the Parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Electronic, facsimile or other copies of original signatures on this Agreement shall be treated as originals.

14.          Entire Agreement.

The parties agree that this document is their entire Agreement regarding separation from employment and Executive’s release of claims and supersedes all prior agreements except continuing obligation to maintain the confidentiality of confidential information pursuant to any agreement that he agreed to or executed during the course of his employment with the Bank. The parties agree that this document is reasonable and acceptable to both parties and that neither Party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties.

15.          Section 409A

The parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A), although the Bank makes no covenants and assumes no liability with respect to such compliance or noncompliance. If the time period for Executive’s consideration of the release of claims and the time period to revoke any acceptance of the release spans two of Executive’s taxable years, then any severance payments hereunder will be paid on the later of (i) the end of the revocation period (assuming that there has been no revocation), or (ii) the first business day of the second taxable year.

The parties hereby agree to all of the above terms and signify their agreement by their signatures below.

Signatures of the Parties appear on the following page

THE UNDERSIGNED HAVE READ THE ABOVE AGREEMENT, FULLY UNDERSTAND IT, AND VOLUNTARILY AGREE TO ITS TERMS.

Executive	Colony Bank

/s/ Lee A. Northcutt	By: /s/ T. Heath Fountain
Lee A. Northcutt	T. Heath Fountain

DATED: May 31, 2019	DATED: May 17, 2019